EXHIBIT 10.1

CONFIDENTIAL SEPARATION AGREEMENT

This Confidential Separation Agreement (this “Agreement”) between David M. Denton (“Employee”) and CVS Pharmacy, Inc. (“CVS” or the “Company”) shall be effective as of June 25, 2018 (the “Effective Date”).

WHEREAS, Employee has been employed by CVS or one of its subsidiaries;

WHEREAS, Employee and CVS desire to enter into an agreement setting forth the terms of Employee’s separation from the Company in connection with CVS Health Corporation’s acquisition of Aetna Inc. (the “Aetna Acquisition”);

WHEREAS, Employee and CVS are already bound to the obligations set forth in the Restrictive Covenant Agreement dated May 23, 2017 (the “Restrictive Covenant Agreement”), which is attached as Exhibit B, all of which survive this separation of employment; and

WHEREAS, Employee has thoroughly reviewed this Agreement, has entered into it voluntarily, and has had the opportunity to consult with legal counsel of Employee’s choice before signing this Agreement.

NOW THEREFORE, in consideration of the covenants below, including but not limited to the General Release of Claims, and for other good and valuable consideration as set forth in this Agreement, Employee and the Company agree as follows:

1.         TERMINATION OF EMPLOYMENT; OTHER SERVICE.

Employee’s last date of employment with the Company shall be the earlier to occur of (i) the date of the closing of the Aetna Acquisition and (ii) December 31, 2018 (the “Separation Date”).  As of the Separation Date, Employee shall resign as an officer of CVS Health Corporation and CVS Pharmacy, Inc., and from any other office held as of the Separation Date.  If requested, Employee agrees to promptly resign from any directorships held in connection with his employment with the Company.

2.         CONSIDERATION.

In order to receive the payments and benefits set forth in this Agreement, Employee must: (i) sign this Agreement; (ii) sign the General Release of Claims within 21 days after the Separation Date and allow the attendant Revocation Period to expire and the General Release of Claims to become effective; and (iii) comply with all of his obligations to the Company, including, without limitation, remaining employed with CVS Health Corporation and continuing to satisfactorily perform his role as Chief Financial Officer through the Separation Date.  Notwithstanding anything to the contrary in this Agreement, Employee shall receive the payments and benefits set forth in this Agreement if his employment is involuntarily terminated by CVS without Cause (as defined in CVS Health Corporation’s 2017 Incentive Compensation Plan), subject to Employee’s execution of the General Release of Claims, or due to death prior to the Separation Date.

3.         SEVERANCE.

During the twenty-four (24) month period immediately following the Separation Date (the “Severance Period”), Employee shall continue to (i) receive his base salary (as in effect immediately prior to the Separation Date) paid in accordance with the Company’s ordinary payroll practices during such period and (ii) subject to a valid COBRA election, participate in the Company’s medical and other health benefit plans and programs that Employee participated in immediately prior to the Separation Date at Company subsidized rates, subject to the terms and conditions of each such plan or program.  Employee understands and agrees that CVS may modify its premium structure, employer subsidy, the terms of its plans, and the coverage of the plans at any time subject only to applicable law. The parties agree that notwithstanding anything in the CVS Health Severance Plan to the contrary, any payments made under paragraph 3 of this Agreement shall (a) not be subject to mitigation; and (b) in the event of Employee’s death, be paid to Employee’s estate in the form of a lump sum as soon as practicable, but in no event later than 60 days following death.

4.         OTHER PAYMENTS AND BENEFITS.

During the Severance Period, Employee shall be entitled to executive outplacement services with an outplacement provider of Employee’s choosing (with fees not to exceed $50,000.00).

Employee shall also be entitled to: (i) a reimbursement of up to $15,000 per year for tax preparation and financial planning services during 2018 and 2019 (reduced by amounts previously reimbursed for 2018), which reimbursement shall be paid at the next practicable payroll cycle of the Company following the receipt of an invoice from Employee for the tax preparation and financial planning services sent to the attention of Sr. Director, Executive Compensation, One CVS Drive, Woonsocket, RI 02895 and (ii) a one-time payment of $15,000 of attorneys’ fees in connection with the negotiation of this Agreement, paid directly to Outten & Golden LLP, attention Wendi S. Lazar, within 30 days of signing this Agreement following the receipt of a summary invoice and a W-9 sent to the attention of Sr. Director, Executive Compensation, One CVS Drive, Woonsocket, RI 02895.

5.         ANNUAL BONUS.

Employee shall be eligible for a pro-rated cash bonus for calendar year 2018 based on Employee’s actual time worked.  Employee’s pro-rated cash bonus shall be in an amount determined by the Company’s Management Planning and Development Committee equal to the average of the bonuses paid (expressed as a percentage of target bonus between 0% to 200%) to the CVS legacy Section 16 officers set forth on Addendum I.

6.         STOCK OPTIONS; RESTRICTED STOCK UNITS.

Employee’s previously-granted CVS Health stock options and restricted stock unit awards, as set forth in Sections 1A and 2A, respectively, of Exhibit A, shall continue to vest through the end of the Severance Period and shall be exercisable and/or settled, as applicable, in accordance with their terms.  Employee’s previously-granted CVS Health stock options, as set forth in Section 1B of Exhibit A, shall continue to vest during the three-year period following the Separation Date and shall be exercisable through the last day of such three-year period (unless expired by their terms).  Employee’s previously-granted CVS Health restricted stock unit awards as set forth in Section 2B of Exhibit A, shall vest in the amounts and on the dates set forth in Section 2B of Exhibit A and shall be settled in accordance with their terms. Employee’s retention restricted stock unit award granted on April 1, 2014 shall fully vest on the Separation Date and shall be settled in accordance with its terms (as set forth in Section 2C of Exhibit A).

7.         PERFORMANCE STOCK UNITS.

Effective as of the Separation Date, Employee’s outstanding performance stock unit awards (as set forth in Section 3 of Exhibit A) shall vest on a pro-rated basis through the Separation Date, calculated using target performance levels, and, as of the Separation Date, shall be canceled and settled in accordance with the cash value of the awards on that date.  CVS agrees to waive any holding period applicable to the awards set forth in Section 3 of Exhibit A.

8.         LONG TERM INCENTIVE PLAN (LTIP) AWARDS.

Effective as of the Separation Date, Employee’s outstanding LTIP awards (as set forth in Section 4 of Exhibit A) shall vest on a pro-rated basis through the Separation Date, calculated using target performance levels, and shall be settled in accordance with their existing terms.  CVS agrees to waive any holding period applicable to the awards set forth in Section 4 of Exhibit A.

9.         DEFERRED COMPENSATION.

Employee has been a participant in the Company’s Deferred Compensation and Deferred Stock programs.  Employee’s deferred cash balance shall be paid pursuant to the terms thereof consistent with the elections on file as of the Separation Date, including the withholding of applicable taxes.  Pursuant to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), such amounts, subject to applicable withholding, shall be distributed in a lump sum in the seventh (7th) month following the Separation Date.  As of June 12, 2018, Employee’s deferred cash account was $30,017.

10.       NO OTHER PAY OR BENEFITS; SUFFICIENCY OF CONSIDERATION.

Except as specifically set forth in this Agreement, Employee shall be entitled to no other wages, salary, vacation pay, myTime, PTO, bonuses, incentive awards, commissions, benefits, or any other compensation of any kind, except as required by law.  Employee acknowledges that the promises described in this Agreement are in excess of any earned wages and any other amounts due and owing to Employee, and are good and valuable consideration for the general release of claims and the other covenants and terms in this Agreement.  Employee understands and agrees that Employee is not eligible for or entitled to any other payments except as provided in this Agreement.

11.       GENERAL RELEASE OF CLAIMS.

Within twenty-one days following the Separation Date, Employee shall sign and deliver the General Release of Claims in the form set forth at the end of this Agreement.

12.       NO PENDING ACTIONS; COVENANT NOT TO SUE.

Except as otherwise provided in this Agreement, Employee agrees not to initiate or file, or cause to be initiated or filed, any action, lawsuit, complaint, arbitration proceeding, or other proceeding asserting any of the Released Claims against any of the Released Parties.  Employee further agrees not to be a member of any class or collective action in any court or in any arbitration proceeding seeking relief against the Released Parties based on claims released by this Agreement, and that even if a court or arbitrator rules that Employee may not waive a claim released by this Agreement, Employee shall not accept any money damages or other relief. Employee agrees to promptly reimburse the Company for any legal fees that the Company incurs as a result of any breach of this paragraph by Employee.  These provisions are subject to the Limitation on Restrictions provisions set forth in paragraph 8 of the parties’ Restrictive Covenant Agreement, which are incorporated by reference herein.  Employee shall not, however, be entitled to receive any relief, recovery or monies in connection with any claim or action filed with and/or pursued by any federal, state or local government agency, or any Released Claim brought against any of the Released Parties, regardless of who filed or initiated any such complaint, charge or proceeding.  Notwithstanding the above, nothing in this Agreement limits Employee’s right to receive an award for information provided to the SEC.

Subject to the limitations set forth above, Employee represents that as of the date Employee signs this Agreement, Employee has not filed or initiated, or caused to be filed or initiated, any complaint, claim, action or lawsuit of any kind against any of the Released Parties in any federal, state, or local court or agency or other forum, and Employee agrees not to initiate or file, or cause to be initiated or filed, any action, lawsuit, complaint or proceeding in any federal, state, or local court or in any administrative tribunal or other forum with authority to adjudicate disputes asserting any of the Released Claims against any of the Released Parties.  Employee agrees to promptly reimburse the Company for any legal fees that the Company incurs as a result of any breach of this section by Employee.

13.       NO FMLA OR FLSA CLAIMS.

Employee acknowledges that the Company has provided Employee with any leave to which Employee may be or may have been entitled under the Family and Medical Leave Act.  Employee represents that Employee is not aware of any facts that would support a claim by Employee against any of the Released Parties for any violation of the Family and Medical Leave Act.  Employee further acknowledges that Employee has been properly paid for all time worked and is unaware of any facts that would support a claim by Employee against any of the Released Parties for any claim of unpaid overtime or any other violation of the Fair Labor Standards Act or comparable state law.

14.       RESTRICTIVE COVENANT AGREEMENT.

Employee and CVS acknowledge and agree that the term “Competitor” as defined in paragraph 2(b) of the Restrictive Covenant Agreement and the term “Non-Competition Period” as defined in paragraph 2(d) of the Restrictive Covenant Agreement shall be modified to be defined as set forth in Addendum II hereto.

15.       NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

Employee remains obligated to the terms of the Non-Disclosure of Confidential Information provisions set forth in paragraphs 4a and 4b of the parties’ Restrictive Covenant Agreement, which are incorporated by reference herein.  As set forth in paragraph 8 of the parties’ Restrictive Covenant Agreement, expressly incorporated into paragraph 12 above, nothing in this paragraph is intended to or shall interfere with Employee’s right to file a charge or complaint or participate or cooperate in an investigation or proceeding with the NLRB, SEC, EEOC or comparable state or local agencies.  Employee shall not, however, receive any individual benefit, including without limitation receipt of any monetary benefit, from any such action, charge, or complaint, or any Released Claim brought against any of the Released Parties, regardless of who filed or initiated any such complaint, charge or proceeding.  Notwithstanding the above, nothing in this Agreement limits Employee’s right to receive an award for information provided to the SEC.  Moreover, pursuant to 18 USC § 1833(b), an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law.  An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

16.       RETURN OF COMPANY PROPERTY.

Employee acknowledges and represents that he remains bound by his obligations under the Ownership and Return of the Company’s Property provisions set forth in paragraph 5 of the parties’ Restrictive Covenant Agreement, which are incorporated by reference herein. Notwithstanding anything to the contrary in this Agreement or the Restrictive Covenant Agreement, the Employee may retain the mobile device, phone number and iPad provided to Employee during his employment with the Company; provided, however, that Employee reasonably cooperates with the Company in transferring and/or removing any and all Confidential Information (as defined in the Restrictive Covenant Agreement).

17.       UNDERSTANDING OF AGREEMENT; ADVICE OF COUNSEL.

Employee acknowledges and confirms that Employee has entered into this Agreement of Employee’s own free will, without duress or coercion.  Employee acknowledges that Employee has read and fully understands the meaning and intent of this Agreement and is competent to execute it.  The Company hereby advises Employee to seek the advice of legal counsel before signing this Agreement, and Employee represents that Employee has had the opportunity to do so prior to signing this Agreement.

18.       REVIEW AND REVOCATION OF GENERAL RELEASE.

Pursuant to the Older Workers Benefit Protection Act, Employee has twenty-one (21) days from the date of receipt of this Agreement or, in the case of the General Release of Claims,

from the Separation Date (each, a “Consideration Period”) to consider whether to enter into this Agreement and the General Release of Claims.  Employee shall send the entire original signed Agreement to Lisa Bisaccia, EVP Chief Human Resources Officer, One CVS Drive, Woonsocket, RI 02895.  If Employee chooses not to consider this Agreement for the full twenty-one (21) days, Employee acknowledges that Employee does so knowingly, voluntarily, and with full understanding that Employee is waiving Employee’s statutory right to consider this Agreement for the full twenty-one (21) days.  Any modifications to this Agreement, whether material or immaterial, shall not restart the Consideration Periods.  Following the Separation Date, Employee shall send the signed General Release of Claims in the form attached as Exhibit A to Lisa Bisaccia, EVP Chief Human Resources Officer, One CVS Drive, Woonsocket, RI 02895.  If Employee chooses not to consider the General Release of Claims for the full twenty-one (21) days, Employee acknowledges that Employee does so knowingly, voluntarily, and with full understanding that Employee is waiving Employee’s statutory right to consider the General Release of Claims for the full twenty-one (21) days.  Any modifications to the General Release of Claims, whether material or immaterial, shall not restart the Consideration Periods.  CVS hereby advises Employee to consult with an attorney prior to executing this Agreement and the General Release of Claims, and that Employee may rescind this Agreement within seven (7) calendar days of its execution or revoke the General Release of Claims within seven (7) days of its execution (each, a “Revocation Period”).  To revoke this Agreement or the General Release of Claims, Employee must send written notice by mail stating: “I revoke my acceptance of the Separation Agreement,” or “I revoke my acceptance of the General Release of Claims” or words to that effect to Lisa Bisaccia, EVP Chief Human Resources Officer, before the end of the applicable Revocation Period.  Any such rescission must be delivered by hand or mail within the seven (7) day period.  If delivered by mail, the rescission must be: (a) postmarked within the seven (7) day period; (b) addressed to Lisa Bisaccia, EVP Chief Human Resources Officer, One CVS Drive, Woonsocket, RI 02895; and, (c) sent by certified mail, return receipt requested.  Employee acknowledges and agrees that this Agreement and the General Release of Claims do not become fully enforceable and effective until the applicable Revocation Period has expired.

19.       EMPLOYEE COVENANTS.

Employee acknowledges and agrees that the Restrictive Covenant Agreement attached hereto as Exhibit B is a valid agreement supported by adequate consideration.  Employee further acknowledges that the consideration provided by the Company in this Agreement is contingent on Employee’s compliance with his obligations under the Restrictive Covenant Agreement, which Employee has acknowledged shall survive the separation of his employment, as set forth in the Survival of Employee’s Obligations provisions in paragraph 16 of the parties’ Restrictive Covenant Agreement.  Employee and the Company agree, however to execute an Amendment to the Restrictive Covenant regarding only paragraphs 2 (b) and 2(d) of the Restrictive Covenant, in the form attached as Addendum II to this Agreement.  All other provisions of the Restrictive Covenant shall remain the same. Employee further certifies that, during the term of employment with the Company, Employee has complied with all applicable laws and regulations and that, as of the date Employee signs below, Employee has notified the Company of any actual or potential violations of applicable laws or regulations about which Employee has information.

20.       NON-DISPARAGEMENT.

Employee shall not make any statements that disparage the business or reputation of the Company, and/or any officer, director or employee of the Company.  Notwithstanding the foregoing, nothing in this Agreement shall prohibit Employee from (i) making truthful statements or disclosures that are required by applicable law, regulation or legal process; (ii) requesting or receiving confidential legal advice; or (iii) cooperating, participating, or filing charges with any federal, state or local government agency enforcing discrimination laws, including the EEOC.

The Company agrees that it will instruct Larry Merlo in writing not to make, and not to direct any other employee of the Company to make, any disparaging statements regarding Employee.  Notwithstanding the foregoing, nothing in this Agreement shall prohibit (i) any officer, director or employee of the Company from making any truthful statements or disclosures that are required by applicable law, regulation or legal process, or (ii) Larry Merlo from requesting or receiving confidential legal advice or from making confidential statements to other executive officers of the Company or to the Company’s directors concerning Employee.

21.       COOPERATION.

Employee remains obligated to the Cooperation provisions set forth in paragraphs 7a and 7b of the parties’ Restrictive Covenant Agreement, which are incorporated by reference herein; provided, however, nothing herein shall require Employee to cooperate with the Company in an action Employee files, or participates in furthering, against the Company, with any federal, state or local government agency enforcing discrimination laws, including the NLRB, EEOC, SEC, EEOC or other federal, state or local agencies. Further, the Company shall (a) reimburse the Employee for reasonable expenses incurred in connection with this cooperation and (b) in its request for cooperation, take into consideration Employee’s personal and business commitments and the amount of notice provided to Employee.

22.       BREACH OF EMPLOYEE COVENANTS AND INJUNCTIVE RELIEF.

Without limiting the remedies available to CVS, Employee acknowledges that a breach by Employee of any of the covenants in this Agreement shall result in irreparable injury to some or all of the Company for which there is no adequate remedy at law, that monetary relief shall be inadequate, and that, in the event of such a material breach or threat thereof, CVS shall be entitled to obtain, in addition to any other relief that may be available, a temporary restraining order and/or a preliminary or permanent injunction, restraining Employee from engaging in activities prohibited by any of the sections of this Agreement identified in this paragraph, as well as such other relief as may be required specifically to enforce any of the sections of this Agreement identified in this paragraph, without the payment of any bond.  In the event a dispute arises in connection with this paragraph 22 and a court of competent jurisdiction issues a ruling in favor of one of the parties, the breaching party agrees to promptly reimburse the prevailing party for all reasonable attorneys’ fees incurred by the prevailing party in connection with obtaining such equitable relief or damages. However, nothing in this Agreement shall prohibit Employee from participating, cooperating, or filing charges with any federal, state or local government agency enforcing discrimination laws, including the NLRB, SEC or EEOC, and thus such action shall not constitute a breach of this Agreement.

23.       NONADMISSION OF WRONGDOING.

Employee and CVS agree that neither this Agreement nor the furnishing of consideration hereunder shall be deemed or construed at any time for any purpose as an admission by either party of any liability, wrongdoing or unlawful conduct, and Employee and CVS expressly deny any such liability, wrongdoing or unlawful conduct.

24.       GOVERNING LAW; VENUE; HEADINGS.

This Agreement shall be governed by and conformed in accordance with the laws of the state of Rhode Island without regard to its conflict of law provisions.  The exclusive venue for any legal action to enforce or allege breach of this Agreement shall be a court located in the State of Rhode Island.  Employee consents to the Rhode Island’s courts’ personal jurisdiction over him and waives his right to object to a Rhode Island court’s jurisdiction.  Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

25.       COUNTERPARTS.

This Agreement may be executed in counterparts and each counterpart shall be deemed an original.

26.       SEVERABILITY.

If any of the provisions of this Agreement, including but not limited to the Employee Covenants, are deemed unenforceable by a court of competent jurisdiction because they are overly broad, then the court shall have the ability to modify the offending provision in order to make it enforceable.  Should any term or provision of this Agreement be declared illegal, invalid or unenforceable by any court of competent jurisdiction and if such provision cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.  The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties.

27.       SECTION 409A AND RESPONSIBILITY FOR TAXES.

Each payment made under this Agreement shall be deemed and treated as a separate payment for purposes of Section 409A.  Further, to the extent that the Employee becomes entitled to receive payments under this Agreement and, at the time of the Separation Date, Employee is a “specified employee”  within the meaning of Treasury Regulation Section 1.409A-1(i), any portion of the payments under this Agreement payable to the Employee that is subject to Section 409A and applicable guidance thereunder shall be delayed until the date that is the earlier of (i) Employee’s death or (ii) six (6) months following Employee’s Separation Date, at which time the payments that were delayed for such six (6) month period shall be paid in a lump sum on the date of the next occurring regular payroll date of the Company, and any remaining payments shall be paid according to the original schedule provided herein.  In no event shall any separation payment hereunder be made unless and until Employee has experienced a separation from service, as defined under Treasury Regulation Section 1.409A-1(h).  All payments set forth in this Agreement are subject to applicable withholdings and deductions.  Employee acknowledges and agrees that Employee is solely responsible for all taxes on the payments and benefits described in this Agreement, including income and excise taxes. While the parties intend for payments and benefits provided under the terms of this Agreement to be exempt from or compliant with Section 409A, as applicable, CVS makes no representations or guarantees with respect to the tax status of any of the payments or benefits set forth herein, including taxation pursuant to Section 409A, and Employee acknowledges that Employee is solely responsible and shall hold the Company harmless for same.

28.       SUCCESSORS.

This Agreement shall inure to the benefit of, and shall be binding upon, the parties, their heirs, executors, administrators, agents, assigns, and estates.

29.       ENTIRE AGREEMENT.

The expressed terms of this Agreement (including Addendum I attached hereto), the General Release of Claims, the Restrictive Covenant Agreement (with the modifications set forth in Addendum II hereto), and any applicable compensation, equity or benefit plan or agreement referred to herein set forth the entire agreement between the parties hereto.  Employee acknowledges and represents that Employee has not relied on any representations, promises or agreements of any kind made to Employee in connection with Employee’s decision to accept the terms of this Agreement, except for the representations, promises and agreements herein.  Any modification to this Agreement must be in a writing signed by Employee and CVS’s CHRO or her authorized representative.

IN WITNESS WHEREOF, the parties knowingly and voluntarily executed this Confidential Separation Agreement as of the dates set forth below.

DAVID M. DENTON	CVS PHARMACY, INC.

/s/ David M. Denton	By:	/s/ Lisa Bisaccia
Lisa Bisaccia
Executive Vice President, Chief Human Resources Officer

Date: 6/26/18	Date: 6/26/18